Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Endo, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Common stock, $0.001 par value per share	Rule 457(c) and Rule 457(h)	3,600,000(2)	$29.50	$106,200,000	0.00014760	$15,675.12

		Total Offering Amounts				$106,200,000		$15,675.12

		Total Fees Previously Paid

		Total Fee Offsets

		Net Fee Due						$15,675.12

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (this “Registration Statement”) also covers additional shares that may become issuable under the Endo, Inc. 2024 Stock Incentive Plan (the “Plan”) by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of Endo, Inc. (the “Registrant”) outstanding shares of common stock, par value $0.001 per share.

(2)	Represents 3,600,000 shares of common stock reserved for issuance under the Plan.
(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act, based on the average of the high and low reported trading prices of the Registrant’s common stock as reported by the OTCQX® Best Market by OTC Markets Group Inc. on July 26, 2024 (a date within five business days prior to the filing of this Registration Statement).